Exhibit 10.37

December 15, 2015

Mr. Graydon Hansen

13 Dogwood

Lake Forest, CA 92630

Dear Graydon,

STAAR Surgical Company is pleased to offer you the position of Vice President of Operations reporting to Caren Mason, President and CEO. When you accept this offer and begin employment, your beginning wage will be $10,769.24 per bi-weekly pay period for 26 pay periods per year ($280,000 per year), in addition to all the benefits offered in our current policy. As a member of the Executive Team, you will be entitled to an Executive Health Program and a Company paid Variable Universal Executive Life Insurance policy, which would include a $500,000 death benefit.

Subject to approval by the Board of Directors, you will receive 25,000 STAAR Surgical Company Stock options and 12,282 restricted stock units. The options and RSU's will vest 1/3 annually over a period of three years, commencing on your first day of employment.

As a participant in the Executive Long Term Incentive Plan, you will also be eligible for annual stock equity grants which generally are a combination of Stock Options and Restricted Shares.

In addition, you will be eligible to participate in our Corporate Annual Incentive Bonus Program. You will have a target bonus of 35% of your annual salary, which will be payable on an annual basis and subject to the successful achievement of corporate and personal goals and objectives. Bonus awards are subject to recommendation by the Compensation Committee of the Board of Directors and approved by the entire Board of Directors.

You will be eligible to participate in the Executive Change of Control and Severance Program.

Upon acceptance of this offer and the successful completion of a drug screen, you may begin work on the projected started date of 01/25/2016. This offer is valid until December 18, 2015.

Please make note, employment is at the mutual consent of the employee and STAAR and can be terminated "at will," with or without cause, by either you or STAAR in its sole discretion at any time.

On your first day of employment you will need to bring with you identification in order to complete all necessary paperwork, including your Employment Eligibility Verification (Form I-9).

Graydon, we are very excited about the possibility of you joining the STAAR Executive TEAM, helping us accomplish our mission and we hope you enjoy the many great opportunities STAAR has to offer. I look forward to you joining our TEAM.

Thank you,	Accepted by:

/s/ Bill Goodmen	/s/ Graydon Hansen
Bill Goodmen	Graydon Hansen
Vice President Global Human Resources

2015/12/16
Date